ITEM 5 (C)
[Letterhead]
the Principal Financial Group
Principal Mutual Life Insurance Company
Mailing Address: Des Moines, Iowa 50392-0001 (515)247-5111

CONSENT LETTER
Air Express / Telecopy

October 1, 1996

Ms. Jan Nevois
CPI Corporation
1706 Washington Avenue
St. Louis, Missouri  63103

Ladies and Gentlemen:

     Reference is made to the Note Agreement, dated as of August 31, 1993 as amended by letter agreements dated as of February 24, 1994, June 14, 1994, and September 18, 1995 (as amended the "Note Agreement"), by and between CPI Corp. (the "Company") and each of the purchasers listed on the Purchaser Schedule attached thereto (collectively, the "Purchasers"). Pursuant to the Note Agreement, the Company issued, and Purchasers purchased, Series A Senior Notes of the Company (collectively the "Series A Notes") in the aggregate principal amount of $33,000,000.00 and Series B Senior Notes of the Company (collectively, the "Series B Notes") in the aggregate principal amount of $27,000,000.00, in each case due August 31, 2000. The Series A Notes and the Series B Notes are collectively referred to herein as the "Notes." Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note Agreement.

     The Purchasers understand that the Company has entered into a Subscription Agreement dated August 8, 1996 by and among Eastman Kodak Company ("Kodak"), the Company, Consumer Programs Holding, Inc., and Fox Photo ("Fox Photo") pursuant to which Fox Photo has agreed to issue to Kodak 1,041 shares of common stock of Fox Photo, representing 51% of the issued and outstanding shares of common stock of Fox Photo, for a total purchase price of $56,100,000.00 (subject to adjustment as set forth in Section
2.3 of the Subscription Agreement). In addition, the Purchasers understand that Company will enter into a Stockholders' Agreement in the form of Exhibit "G" to the Subscription Agreement (the "Stockholders' Agreement") pursuant to which the Company will have the obligation to sell its remaining shares of common stock of Fox Photo to Kodak at Kodak's option, and may, under certain circumstances, require Kodak to purchase the Company's remaining
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shares of Fox Photo.  As used herein, "Subscription Agreement"
means the Subscription Agreement filed as an Exhibit to the Company's Current Report on Form 8-K dated August 8, 1996.

     Pursuant to the Company's request, and notwithstanding the provisions of Paragraph 6C(5) and Paragraph 6D of the Note Agreement to the contrary, the Purchasers hereby consent (i) to Fox Photo issuing to Kodak 1,041 shares of common stock of Fox Photo representing 51% of the issued and outstanding shares of common stock of Fox Photo for a total purchase price of $56,100,000.00 (subject to adjustment as set forth in Section 2.3 of the Subscription Agreement) and (ii) to Kodak purchasing the remaining shares of common stock of Fox Photo held by the Company pursuant to the terms of the Subscription Agreement and the Stockholders' Agreement.

     The Purchasers acknowledge and agree that Kodak has relied and will rely on the provisions of this Consent letter in connection with its purchase of the common stock of Fox
Photo and the consummation of the transactions contemplated by the Subscription Agreement and the Stockholders' Agreement. The Purchasers further agree that so long as the Company does not own directly or indirectly, 100% of the equity of any of Fox Photo, Proex Photo Systems, Inc., Fox Photo Partners, Inc. or Texas Photo Finish, L.P., such entity shall not be considered a "Subsidiary" for purposes of the Note Agreement.

     Except to the extent otherwise expressly set forth in this consent letter, all of the terms, provisions and conditions contained in the Note Agreement shall be and remain in full force and effect and the same are hereby ratified and confirmed. This consent letter is not and shall not be construed as a waiver of, or a consent to any noncompliance with, any of the other terms, provisions, conditions or covenants contained in the Note Agreement or as a waiver of any Default or Event of Default, if any, existing under the Note Agreement as of the date hereof.

     This consent letter shall not be effective unless and until it has been signed by each of the Purchasers and countersigned by the Company.

     This consent letter may be executed in any number of counterparts (including telecopy counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                      Principal Mutual Life Insurance Company
                      By      /s/ Jon M. Davidson
                              ---------------------------------
                              Jon M. Davidson
                              Assistant Director-
                      Title:  Securities Investment
                              ---------------------------------
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                     By       /s/  Jon C. Heiny
                              ---------------------------------
                              Jon C. Heiny
                     Title:   Counsel
                              ---------------------------------

                      The Prudential Insurance Company of America

                      By       /s/ Paul L. Meiring
                              ---------------------------------
                      Title   Vice President             (TPD)
                              ---------------------------------


     Acknowledged and agreed to this 1st day of October, 1996.

                      CPI Corporation

                      By      /s/ Alyn V. Essman
                              --------------------------------
                      Title   Chairman
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